Exhibit 10.22

Agreement for work

on

pharmaceutical advertising

between

MKM Co-Pharma GmbH

(a company of the MKM group)

Commercial Registry Number (HRB) 137100

represented by the directors

Dr. Susan Rackwitz

Dr. Helga Vogt

Fleck 34 – 36

83661 Lenggries

Germany

- hereinafter referred to as “MKM” -

and

CorMedix Inc.

represented by

Randy Milby

Art Morelli

745 Route 202-206, Suite 303

Bridgewater, NJ 08807

USA

- hereinafter referred to as the “Client” -

Preamble

The Client is a pharmaceutical company that develops and seeks to commercialize therapeutic products for the treatment of cardiac and renal dysfunction and is interested as such in advertising their product(s) with the help of MKM, an experienced service company specialised in pharmaceutical advertising.

Subject Matter of the Agreement

1.1	MKM shall implement the effective advertising measures agreed upon between the parties within the framework of the provisions shown below in the territory mentioned under clause 3.1 or agreed between upon the parties (contract territory) for the product mentioned under clause 2 of this agreement (contract product). For these purposes, MKM shall deploy a national sales manager, who is solely subject to the instructions given on the part of MKM. MKM shall owe the success of the advertising of the contract products, such as those described in clause 1.2.

Sheet 2/ Agreement for work on Pharmaceutical advertising /Cormedix Inc.

1.2	The advertising tasks to be performed by MKM are as follows:

o	Visit of medical specialists (doctors) in dialysis medicine and nursing staff, working in dialysis centres, established within the contract territory according to the list of dialysis centres / doctors of the Client in accordance with the instructions of the Client for the purposes of the most effective advertising of the contract product

o	Information of the doctors about the contract product

o	Handing-over of promotional material and medical samples

o	Encouragement of doctors to recommend or to prescribe the contract product in the future

o	According to the regularly updated and mutually agreed upon Work Plan

1.3	The start of activity of MKM is the start of the national sales manager´s work (Pre marketing / contact / Networking / Targeting), which is 2nd January, 2013. The results of the national sales manager´s work will determine the size of a subsequently installed sales force, the sales force areas and the sales force start. The mentioned topics have to be agreed between the parties in February 2013, the sales force start date is estimated at 1st of March 2013 and regulated in a separate contract.

1.4	MKM shall commit itself to exclusively employ the national sales manager for the performance of the advertising tasks described above who has – at latest after the product training of the Client - the necessary technical knowledge in accordance with § 31 MPG (German Law concerning medical products). The national sales manager regards the obligations in accordance with § 31 MPG (Communication of side effects etc.). The national sales manager employed by MKM shall be exclusively subject to the instructions of MKM and shall be obliged to provide activity reports to MKM only. All activity reports are supplied to the Client.

Any integration of the national sales manager into the management organisation of the Client shall not take place. In the event that the Client considers the advertising success in accordance with clause 1.1 to be jeopardised due to the unsatisfactory operational performance of the national sales manager employed by MKM, they shall inform MKM in writing about their concrete complaints without delay.

MKM shall take the necessary disciplinary actions and shall assure that the complaint is remedied within a period of four weeks following information. In the event that the complaint is not remedied within a period of four weeks, the Client shall be authorised to require the national sales manager be replaced by a substitute with equivalent or superior credentials if available. If an equal or superior substitute is unavailable, the agreement remains dormant until an adequate replacement can be found.

1.5	MKM agrees the national sales manager, Mr. Petrak may take a Co-Managing Directorship if the Client decides to create such a position within CorMedix GmbH. This offer made at

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Sheet 3/ Agreement for work on Pharmaceutical advertising /Cormedix Inc.

CorMedix Inc. discretion. All related increased costs need to be agreed between both parties in writing.

2. Contract Products

2.1	The successes presented in clause 1 of this agreement shall be owed by MKM with regard to the product listed below:

Neutrolin®

2.2	MKM shall agree to integrate any further products of the Client into the advertising activity. In the event that the advertising activities of MKM should also extend to any further products of the Client, then this shall require the conclusion of an appropriate agreement between the parties.

3. Contract Territory

3.1	The advertising measures resulting from clause 1 and clause 2 of this agreement are to be implemented by MKM within parts of the geographic territory of the Federal Republic of Germany.

The advertising success shall be owed in parts of the designated territory in a country-wide manner as far as possible, which means that MKM shall ensure within the framework of what is possible and reasonable that as many potentially interested customers as possible are satisfied with the advertising measures.

3.2	The territory shall be occupied by MKM with one national sales manager.

3.3	Any services which are commissioned in the form of special measures other than during the visits to the doctors (e.g. mailing activities) shall be the subject of a special agreement and shall be separately charged.

4. Remuneration

As regards the performance of the tasks assumed, the Client shall pay MKM a remuneration which shall be calculated in accordance with the below provisions.

4.1	The following rate of remuneration shall be agreed upon for the first twelve months of cooperation:

Per national sales manager working day, MKM charge a daily fee in the amount of € 680.00 plus VAT.

The following shall be deemed to be a working day:

o	Days spent in the field service

o	Instructional days (if approved by the Client)

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Sheet 4/ Agreement for work on Pharmaceutical advertising /Cormedix Inc.

o	Congress days (if approved by the Client)

o	Training days (if approved by the Client)

o	Education days (if approved by the Client)

o	Office days (if approved by the Client)

o	Self-study days (if approved by the Client)

The rates of remuneration shall also be due on weekends and on bank holidays, e.g. on the occasion of congresses, conferences, training measures, etc.

The following costs are included in the remuneration rate:

o	Selection of the national sales manager

o	Employee salary of the national sales manager (twelve times per year)

o	Paid holidays (2.5 working days per month)

o	Statutory rules on continued payment in the event of sickness

o	Tax-free compensation to employees for capital accumulation purposes (€ 27.00/month) from the 7th month of company service

o	The entire vehicle costs up to a monthly kilometre allowance of 4,000 service kilometres for the national sales manager (to be itemized with travel expenses)

o	Employer’s contribution regarding social security

o	24-hour accident insurance

o	Per diem expenses in accordance with legal provisions

o	Telephone costs of the national sales manager

o	Installation of an ISDN/DSL connection up to € 50 gross

o	Monthly costs for a DSL connection up to a maximum of € 17 gross

o	Postal charges

The rate of remuneration shall be calculated as full or half daily rates. In the event of sickness or holiday of the national sales manager the payments for this person shall not be applicable.

The following shall not be included in the remuneration rate and shall thus be separately charged and itemized provided however that all hotel and travel costs must be in compliance with the client`s travel policies as established from time to time to be reimbursed:

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Sheet 5/ Agreement for work on Pharmaceutical advertising /Cormedix Inc.

o	The hotel costs incurred within the framework of the presentation of potential candidates at the Client

o	Hotel costs in the event of necessary overnight stays, e.g. during product training and within the framework of the field service activities to be rendered (e.g. in seminars, congresses, etc.) – lodging approved by Client

o	Travel costs of the national sales manager approved by the Client, to be invoiced separately, e.g. for product and sales training, for conferences, etc. (train and/or flight ticket – 2nd class)

o	Extraordinary expenditure regarding customer care approved by the Client

o	Service kilometres exceeding a monthly kilometre allowance as approved by the Client of more than 4,000 km per national sales manager, which can be charged separately by MKM in the amount of € 0.41/km

o	Extraordinary expenditure, e.g. for specialist books, info and sales material approved by the Client

o	Other extra costs approved by the Client

o	Bonus payments plus employer’s contribution for social security (bonus system)

o	Days off assigned and approved by the Client

As regards the utilisation of the “PROSA” reporting system owned by MKM is for the Client free of charge. Any possibly-incurring adaptation costs for the reporting systems should still be discussed if required. MKM have their own permanent team, which is able to quickly implement any necessary changes to the MKM reporting system.

4.2	At the beginning of this month, MKM shall issue to the Client a provisional invoice for the ongoing month. The Client shall settle the invoice by the 15th day of this month at the latest, without deducting any discount. Together with the provisional invoice for the following month, MKM shall account the completed month by taking the final itemized invoice items as a basis. Any difference amounts shall be balanced with the provisional invoice for the following month. The Client will install an German account in trust for this matter.

5. Obligations of MKM

5.1	MKM shall commit themselves to generate the owed advertising effect in accordance with the contractually agreed-upon specifications and instructions of the Client with the due diligence of a prudent businessman. MKM shall, in particular, protect the interests of the Client and shall represent the Client and the Client’s products vis-à-vis any third parties in proper and due form.

MKM shall be obliged to provide evidence to the Client of visits to doctors by territory and by number. The evidence shall be provided by means of the MKM sales force management

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Sheet 6/ Agreement for work on Pharmaceutical advertising /Cormedix Inc.

system, from which relevant data shall be transferred to the Client. The Client shall accept this as evidence of the success owed by MKM.

5.2	MKM will inform the Client about co-promotion possibilities as they arrive. If the Client approves such co-promotion, the framework and conditions have to be mutually agreed upon in writing and amended to this agreement.

6. Obligations of the Client

6.1	The Client shall make available to MKM any and all information and documents necessary for the implementation of advertising measures, in particular product information, examples, product samples, etc., in sufficient quantities and free of charge.

6.2	The Client shall be further obliged to train the national sales manager employed by MKM free of charge and in a proper manner for advertising the contract products (product training). Within the framework of this training, any and all information required for the implementation of the product advertising are to be submitted to the national sales manager.

6.3	During the first 12 months of the term of this agreement, the Client shall commit themselves not to directly hire the MKM national sales manager away from MKM, neither as freelance worker nor as employee unless the Client pays MKM a fee equal to (a) € 11.900 plus VAT multiplied by (b) 12 minus the number of contract months elapsed (a “Direct Hire”). The same shall also apply to any other companies which are part of the group of the Client.

7. Confidentiality

MKM shall commit themselves to maintain confidentiality about any and all operational circumstances and processes concerning the Client. The same shall also apply to any product-related information, provided that they are not to be used for any advertising purposes within the framework of the functions assumed and have been explicitly designated in writing by the Client as being confidential. MKM shall ensure that an appropriate obligation to secrecy will also agreed upon by contract together with the national sales manager / qualified medical product consultant / sales representative working for them. The aforementioned obligations shall also continue to apply following the termination of the agreement.

8. Liability

8.1	MKM shall execute the advertising order given to them with the due diligence of a prudent businessman. MKM shall not be responsible for the effect or the economic success of the promotional measures implemented.

8.2	MKM shall only be obliged to offer compensation for any damage resulting from the delayed beginning or the interruption of the advertising measures as well as from the withdrawal of the order in the event that the delay, the interruption or the withdrawal of the order has been caused by a wrongful act or gross negligence.

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Sheet 7/ Agreement for work on Pharmaceutical advertising /Cormedix Inc.

9. Reporting Obligations of MKM

9.1	MKM shall inform the Client electronically at agreed-upon time intervals and in the agreed scope about the ways and modalities by means of which the advertising measures commissioned are implemented, especially about the number of the visits made to the doctors and the advertising material handed over.

In this context, MKM shall also provide information to the Client about their insights regarding the effect of the advertising measures implemented and, in particular, about any relevant insights regarding the acceptance of the contract product as regards the addressed relevant public.

9.2	MKM shall be obliged to notify the Client in writing about any possible side effects and contraindications which have become known in connection with the advertising of the products listed under clause 2 without delay.

10. Duration of the Advertising Measures and Termination of this Agreement

The advertising activities taken over by MKM are to be implemented in the territory and at the points in time agreed between the parties.

This agreement shall come into effect when signed by both contracting parties, and its fixed term shall run from 1st of January 2013 until the expiry of 12 months following the beginning of the agreement, this means until 31th of December 2013.

Both parties shall only have the right to any premature termination of the agreement for good cause. A good cause for the Client to terminate the agreement shall be deemed to exist in the event that, for example, the advertising activity according to the agreement has not been started within four weeks (at the latest) of the beginning of the agreement, in accordance with clause 1.2 of this agreement or a Direct Hire has occurred.

The parties shall continue to have an extraordinary right entitling them to terminate the agreement without notice in the event that

-	one of the contracting parties grossly breaks its contractual duties and does not remedy this breach of duty upon a written warning (registered letter) on the part of the other contracting party within a period of four weeks;

-	one of the contracting parties is in liquidation or an application of insolvency proceedings regarding their assets has been filed.

If one of these situations occurs on the part of the Client and if MKM or the Client terminate the agreement, then the Client shall be obliged to compensate MKM for the remuneration paid to the national sales manager in accordance with clause 4.1 of the present agreement until the next permissible date of termination of his employment contract concluded with MKM, provided however the payment obligation by Client shall not exceed three months, beginning with the first day of the month following the notice of cancellation.

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Sheet 8/ Agreement for work on Pharmaceutical advertising /Cormedix Inc.

Any terminations are to be made in writing.

Upon termination of the agreement, MKM shall return the documents made available to them to the Client, provided that the documents have not been used up in the course of the implementation of the advertising measures.

11. Miscellaneous

In the event that any of these clauses should be or become inapplicable or incomplete, then this shall not affect the effectiveness of the remaining provisions. In lieu of the invalid provisions, an admissible provision which comes as closest as possible to the economic purpose of the invalid provision shall be deemed to have been agreed upon retroactively. The same shall apply in the event that the agreement turns out to be incomplete.

Any additions or amendments to this agreement shall only be valid if made in writing and signed by both parties; the same shall also apply to any agreement which waives this clause which requires the written form.

The parties shall endeavour to amicably settle any differences resulting from or in connection with this agreement. In the event that a mutual agreement should not be possible, then the place of jurisdiction for this dispute shall be deemed to be Munich, Germany.

Unless otherwise specified above, the regulations of German law, particularly the German Civil Code (Bürgerliches Gesetzbuch) shall prevail over the agreement for work, §§ 631 etc. seqq.

Lenggries, den	10th January 2013	Bridgewater, den
/s/ Dr. rer. nat. Helga Vogt
CHRO / HR & Admin

and		/s/ Randy Milby
Randy Milby
/s/ Esther Heil-Kottmair		CEO
Legal Assessor / Authorized Signatory		Date 1-8-2013

MKM Co-Pharma GmbH		CorMedix Inc.

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Appendix I

Engagement Work Plan

Work Plan divided into three phases:

Phase 1) Jan/ Feb/March – Market Review and Planning,

Phase 2) April/May – Neutrolin Launch and Sales Ramp-up

Phase 3) June and beyond – Growth and Expansion

Phase 1) Market Review and Planning

A) Visit on average three Hemodialysis (HD) centers each week which are selected based on MKM and Herr Petrak’s experience/knowledge and other information data sets available

B) Conduct an assessment at each HD center. Key assessment metrics below include but are not limited to:

a) appreciation for the impact of CVC thrombosis and CRBSIs on patients and the German healthcare system

b) knowledge of biofilms and their significance to HD center and German healthcare system

c) validate or disprove the 20% CVC use assumption

d) Product (s) used/available and rationale for use

e) Competitive product costs/ decision makers and process for adding new products

f) reaction/intent to use based a blinded TPP for Neutrolin versus current practice

g) knowledge of literature in  the CVC thrombosis, CRBSI space

h) reaction to a CRMD reprint

i) knowledge of the cost of these complications

j) competitive company activities in the space

C) February and March activities shall include above as well as

a) test sales/marketing materials

b) develop advocates and KOLs

c) identifying early adopter physicians and HD centers

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d) negotiate wholesaler relationships for initial orders

e) plan and identify members for client Advisory Board

f) identify initial and expansion sales territories

g) assist Client with a review of sales training materials and programs

D) File the following reports:

1) bi-weekly written report summarizing activities and key learnings

2) monthly personal summary report to Client management

E) Client (at client’s discretion) to accompany Herr Petrak to pre-identified HD centers during last weeks of January and February 2013

At completion of Phase 1 deliver a situational analysis of the market with detailed information of size, structures, key customers, competition analysis and a strategic and operational market capture plan, including a 2-3 year sales projection serving as a baseline for Phase 2 Neutrolin Launch and Sales Ramp up.

Phase 2 Neutrolin Launch and Sales Ramp-up, Herr Petrak will

A) With Client will develop a “bottom-up” unit and revenue monthly sales forecast by territory and aggregate for the contracted product for 2013 and 2014 derived from information obtained in Phase 1. Client will have final approval of forecast.

B) Generate sales to his best efforts as per monthly forecast

C) Supervise sales representatives and direct sales representative activities.

D) Conduct marketing and sales activities as directed by Client

E) Provide to Client quarterly assessments of sales representative performance.

Phase 3 Neutrolin Sales Growth and Expansion, Herr Petrak will

A)	Held develop and execute Neutrolin growth and expansion marketing and sales plan

B)	Generate sales to his best efforts as per monthly forecast

Appendix 1 Agreement for Work on Pharmaceutical Advertising

Distriktnumber	District
National Sales Manager	Parts of Germany agreed between the Parties